As filed with the Securities and Exchange Commission on May 14, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rosehill Resources Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-5500436
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16200 Park Row, Suite 300

Houston, Texas 77084

(Address, including zip code of Registrant’s principal executive offices)

Inducement Restricted Stock Unit Agreement with David L. French

Inducement Performance Share Unit Agreement with David L. French

(Full title of the plan)

David L. French

President and Chief Executive Officer

16200 Park Row, Suite 300

Houston, Texas 77084

(281) 675-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John M. Greer

Adam L. Kestenbaum

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	632,991(3)	$4.30	$2,721,862	$330.00

(1)

Represents shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of Rosehill Resources Inc. (the “Registrant”) reserved for issuance in connection with the Inducement Restricted Stock Unit Agreement with David L. French and the Inducement Performance Share Unit Agreement with David L. French (collectively, the “Award Agreements”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price of the Common Stock being registered hereby have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common Stock as reported on The NASDAQ Capital Market on May 10, 2019.

(3)

Represents 210,997 shares of Common Stock issuable pursuant to the Inducement Restricted Stock Unit Agreement with David French and up to 421,994 shares of Common Stock issuable pursuant to the Inducement Performance Share Unit Agreement with David French.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 632,991 shares of Common Stock reserved for issuance in accordance with the Award Agreements the Registrant will enter into with David L. French in connection with his appointment as the Registrant’s President and Chief Executive Officer, which award will be made outside of a stockholder approved equity incentive plan in accordance with the employment inducement award exemption provided by The NASDAQ Capital Market Listing Rule 5635(c)(4). The Registrant approved the issuance to Mr. French of an equity award with an aggregate value equal to $1,650,000 made up of 210,997 restricted stock units (“RSUs”) and 210,997 performance stock units (“PSUs”). The RSUs and PSUs were granted based on the Registrant’s stock price on April 15, 2109, the date Mr. French joined the Registrant. The RSUs vest 1/3 each year over three years, beginning on the first anniversary of April 15, 2019 and the PSUs vest according to the Registrant’s achievement of certain performance factors, subject in each case to Mr. French’s continued employment through the applicable vesting date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide David L. French with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-37712) for the fiscal year ended December 31, 2018, filed with the Commission on March 29, 2019;

(b)	The Registrant’s Current Reports on Form 8-K (File No. 001-37712) filed with the Commission on March 11, 2019 and April 3, 2019; and

(c)

The description of the Common Stock included under the caption “Description of Securities” contained in the prospectus included in the Registrant’s Registration Statement on Form S-1 (File No. 333- 209041) filed with the Securities and Exchange Commission on January  19, 2016, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-37712), filed pursuant to Section 12 of the Exchange Act, on March 9, 2016, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s second amended and restated certificate of incorporation, as amended (the “Charter”) provides that its executive officers and directors are indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Charter provides that the Registrant’s directors will not be personally liable for monetary damages to the Registrant for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law, as it now exists or may in the future be amended.

The Registrant has entered into agreements with its executive officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter. The Registrant’s amended and restated bylaws also permit it to maintain insurance on behalf of any executive officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its executive officers, directors and director nominees against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its executive officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against executive officers and directors, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against executive officers and directors pursuant to these indemnification provisions.

The Registrant believes that these provisions and the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Rosehill Resources Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-37712) filed with the Commission on March 29, 2019).

4.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Rosehill Resources Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-37712) filed with the Commission on March 29, 2019).

4.3	Amended and Restated Bylaws of Rosehill Resources Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-37712) filed with the Commission on March 29, 2019).

4.4	Amended and Restated Rosehill Resources Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-37712) filed with the Commission on March 29, 2019).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

23.1*	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP.

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

99.1	Ryder Scott Company, LP., Summary of Reserves at December 31, 2016 (incorporated by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-223041) filed with the Commission on February 14, 2018).

99.2	Ryder Scott Company, LP., Summary of Reserves at December 31, 2017 (incorporated by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-223041) filed with the Commission on February 14, 2018).

99.3	Netherland, Sewell & Associates, Inc., Summary of Reserves at December 31, 2018 (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-37712) filed with the Commission on March 29, 2019).

99.4*	Form of Inducement Restricted Stock Unit Grant Notice and Agreement

99.5*	Form of Inducement Performance Share Unit Grant Notice and Agreement

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 14, 2019.

ROSEHILL RESOURCES INC.

By:	/s/ R. Craig Owen
Name:	R. Craig Owen
Title:	Senior Vice President and Chief Financial
Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. French and R. Craig Owen and each of them acting alone, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 14, 2019.

Name	Position	Date

/s/ David L. French David L. French	President and Chief Executive Officer (Principal Executive Officer)	May 14, 2019

/s/ R. Craig Owen R. Craig Owen	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2019

/s/ Gary C. Hanna Gary C. Hanna	Chairman	May 14, 2019

/s/ Edward Kovalik Edward Kovalik	Director	May 14, 2019

/s/ Frank Rosenberg Frank Rosenberg	Director	May 14, 2019

/s/ Harry Quarls Harry Quarls	Director	May 14, 2019

/s/ Francis Contino Francis Contino	Director	May 14, 2019

/s/ Paul J. Ebner Paul J. Ebner	Director	May 14, 2019

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